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                                                                  EXHIBIT 10.33


UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK
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IN RE HEALTH MANAGEMENT, INC.                           Master File No.
SECURITIES LITIGATION                                   96-CV-889 (ADS)

                                                        CLASS ACTION

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                   RESTATED STIPULATION OF PARTIAL SETTLEMENT
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                               TABLE OF CONTENTS


                                                                        PAGES
                                                                        -----
I.  TERMS OF RESTATED STIPULATION AND AGREEMENT OF
    SETTLEMENT .......................................................... -1-

    1.  Definitions ..................................................... -2-

II. THE RESTATED STIPULATION ............................................ -6-

    2.  Events Leading To The Restated Stipulation ...................... -6-

    3.  The Settlement Fund and Rights
        With Respect Thereto ........................................... -10-

    4.  Administration of The Settlement Fund .......................... -10-

        A.  The Escrow Agent ........................................... -10-

        B.  Taxes ...................................................... -12-

        C.  Termination ................................................ -14-

    5.  Additional Settlement Consideration ............................ -15-

    6.  Notice Order and Settlement Hearing ............................ -16-

    7.  Releases ....................................................... -20-

    8.  Administration And Calculation Of Claims,
        Final Awards And Supervision And Distribution
        Of Settlement Fund ............................................. -21-

    9.  Representative Plaintiffs' Counsel's
        Attorneys' Fees And Reimbursement Of Expenses .................. -24-

   10.  Conditions Of Settlement, Effect Of
        Disapproval, Cancellation Or Termination ....................... -26-

   11.  Miscellaneous Provisions ....................................... -30-




                                       i
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        This Restated and Amended Stipulation of Partial Settlement (the
"Restated Stipulation"), dated as of April 23, 1997, is made and entered by and among the following parties to the above-entitled litigation: (i) the Representative Plaintiffs (on behalf of themselves and each of the Settlement Class Members), by and through their counsel of record in the litigation; and
(ii) the Settling Defendant, by and through its counsel of record in the litigation. The Restated Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims against the Settling Defendant (as defined herein), and its subsidiaries only, upon and subject to the terms and conditions hereof. The terms of the Stipulation of Partial Settlement dated September 16, 1996 and of the Amended Stipulation of Partial Settlement dated December 19, 1996 are amended and restated as follows:

I.      TERMS OF RESTATED STIPULATION AND AGREEMENT OF SETTLEMENT

        NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Representative Plaintiffs (for themselves and the Settlement Class Members), and the Settling Defendant, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Released Claims shall be finally and fully compromised, settled and released, and the Released Claims shall be dismissed on the merits and with prejudice, as to the Settling Defendant and its subsidiaries only, upon and subject to the terms and conditions of the Restated Stipulation, as follows:



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                1.      Definitions

        As used in the Restated Stipulation the following terms have the meanings specified below:

        1.1 "Authorized Claimant" means any Settlement Class Member (or duly authorized representative) who files a Proof of Claim and Release in such form and manner, and within such time, as the Court prescribes.

        1.2     "Claims Administrator" means the Garden City Group.

        1.3 "Effective Date" means the first date by which all of the events and conditions specified in Section 10.1 of the Restated Stipulation have been met and have occurred.

        1.4     "Escrow Agent" means Kaplan, Kilsheimer & Fox LLP.

        1.5 "Final" means: (i) The date of final affirmance on an appeal from the Judgment, the expiration of the time for a petition for a writ of certiorari to review the Judgment and, if certiorari be granted, the date of final affirmance of the Judgment following review pursuant to that grant; or
(ii) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment; or (iii) if no appeal is filed, the expiration date of the time for the filing or noticing no appeal is filed, the expiration date of the time for the filing or noticing any appeal from the Court's Judgment approving the Restated Stipulation substantially in the form of Exhibit "B" hereto, i.e., thirty (30) days after entry of the Judgment or such longer time as may be allowed by Court order extending the time for appeal. Any proceeding or order, or any appeal or petition for a writ of certiorari

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pertaining solely to any plan of allocation and/or application for attorneys'
fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

        1.6     "Health Management" or the "Company" means Health Management,
Inc.

        1.7 "Judgment" means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit "B."

        1.8 "Merger Effective Date" means the date upon which any merger between Health Management and Transworld or any subsidiary of Transworld is effective.

        1.9 "Non-Settling Defendants" means Clifford E. Hotte, Drew W. Bergman, Virginia Belloise, Irwin Hirsh, Lloyd Myers and BDO Seidman LLP.

        1.10 "Person" means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

        1.11 "Plaintiffs' Settlement Counsel" means the following counsel for Representative Plaintiffs in the Litigation:

        Kaplan, Kilsheimer & Fox LLP, Robert N. Kaplan, Frederic S. Fox, and Joel B. Strauss, 685 Third Avenue, New York, New York, 10017, Telephone:
212/687-1980; Zwerling, Schachter & Zwerling, LLP, Jeffrey C. Zwerling, 767 Third Avenue, New York, New York, 10017, Telephone: 212/223-3900.


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        1.12    "Plan of Allocation" means the plan or formula of allocation of the Settlement Fund as described in the Notice of Proposed Restated Partial Settlement of Class Action and Settlement Hearing whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, any taxes, penalties or interest or tax preparation fees owed by the Settlement Fund, and such attorneys' fees, costs, expenses and interest as may be awarded by the Court. Any Plan of Allocation is not part of the Restated Stipulation.

        1.13 "Released Claims" means and includes any and all claims or causes of action, demands, rights, liabilities, and causes of action of every nature and description whatsoever, asserted or which could have been asserted by the Representative Plaintiffs or the Settlement Class Members, or any of them, against the Released Person based upon or related to both the purchase of Health Management common stock by the Representative Plaintiffs or the Settlement Class Members during the Settlement Class Period and the facts, transactions, events, occurrences, disclosures, statements, acts or omissions or failures to act which were alleged in the Litigation.

        1.14 "Released Person" means the Settling Defendant and its subsidiaries, successors or assigns.

        1.15 "Representative Plaintiffs" means the lead plaintiffs as designated by the Court in Pre-trial Order No. 1: Charles T. Labozzetta, Albert Buthman, Michael Zurkan, Lillian Pfaender,


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Lewis Steven Cohen, Bharat Dave, Kurt W. Grimm, Kenneth Holmes, Charles
DiLustro, John Cappazzi and Thomas Druetzler.

        1.16 "Settlement Class" means all Persons (except the Settling Defendant and the Non-Settling Defendants, members of their immediate families, any entity in which any such defendant has a controlling interest, and their legal representatives, heirs, successors or assigns) who purchased Health Management common stock during the Settlement Class Period (the "Class"), excluding those persons who timely and validly requested exclusion from the Settlement Class pursuant to the Notice of Pendency and Partial Settlement of Class Action sent to the Class on or about September 24, 1996.

        1.17 "Settlement Class Member" or "Member of the Settlement Class" means a Person who falls within the definition of the Settlement Class as set forth in this Restated Stipulation.

        1.18 "Settlement Class Period" means the period from August 25, 1994 through February 26, 1996, inclusive.

        1.19    "Settlement Fund" means:

                (a) A payment by Transworld to the Escrow Agent of $3,200,000 to be paid within five (5) business days after the execution of this Restated Stipulation; and

                (b) An additional payment by the Settling Defendant or Transworld to the Escrow Agent of $1,350,000 to be paid within five (5) business days after the Merger Effective Date.


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        1.20  "Settling Defendant" means Health Management only, and specifically excludes any and all of the Non-Settling Defendants (and any members of any of the Non-Settling Defendants' families and any Person or entity owned or controlled by any of the Non-Settling Defendants), and any other Person.

        1.21  "Settling Defendant's Counsel" means McDermott Will & Emery, John
D. Lovi, 50 Rockefeller Plaza, New York, New York 10020, (212) 547-5400.

        1.22 "Settling Parties" means, collectively, the Settling Defendant and the Representative Plaintiffs on behalf of themselves and the Members of the Settlement Class.

        1.23 Transworld means Transworld Home HealthCare, Inc., a New York corporation.

II.      THE RESTATED STIPULATION

         2.  Events Leading To The Restated Stipulation

        2.1 On November 1, 1996 the Settling Defendant issued a press release which stated, inter alia, that cash flow problems had forced it to consider options for the Company including a sale, merger, or bankruptcy filing. Health Management common stock, which had been trading for approximately $4-1/2 per share, lost 58 percent of its value and closed that day at $1-15/16 per share.

        2.2 Subsequently, on or about November 4, 1996 Settling Defendants Counsel informed Plaintiffs Settlement Counsel that because of these developments the Settling Defendant would be


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unable to fund the original settlement and, that absent a sale of the Company, it would shortly file for bankruptcy protection.

        2.3 By letter dated November 6, 1996, Plaintiffs Settlement Counsel informed the Court that, because Health Management could not fund the original settlement, Plaintiffs Settlement Counsel could no longer support the original settlement and requested that the Court postpone the final approval hearing which had been scheduled for November 8, 1996, so that Plaintiffs Settlement Counsel could explore other possible alternatives for the Class.

        2.4 Plaintiffs Settlement Counsel were informed that there was a company that was interested in acquiring Health Management. The potential acquirer was later identified as Transworld. Plaintiffs Settlement Counsel engaged in extensive negotiations with counsel for Transworld and Health Management. Absent an agreement, Health Management would file for bankruptcy protection.

        2.5 On November 11, 1996, an agreement in principle was reached whereby upon the completion of an acquisition of Health Management by Transworld, Transworld would cause Health Management to pay plaintiffs and the Class $7.2 million cash in lieu of the $2 million in cash and approximately $14 million in stock and warrants to be issued under the original settlement.

        2.6 On or about November 14, 1996 Transworld acquired the senior debt of Health Management and also announced that it had agreed to purchase 49% of the common stock of Health Management. Health Management and Transworld also entered into a merger

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agreement, pursuant to which a newly formed subsidiary of Transworld will merge into Health Management.

     2.7 On December 19, 1996 Representative Plaintiffs and Health Management entered into an Amended Stipulation of Partial Settlement (the "Amended Stipulation") pursuant to which certain sums were to be paid to the Escrow Agent on behalf of the Settlement Class in full settlement of all Released Claims against Health Management. However, payment of the sums under the Amended Stipulation was dependent upon the merger and was due only upon the occurrence of the Merger Effective Date. This Court granted preliminary approval to the Amended Stipulation on or about December 20, 1996 and notice was provided to Settlement Class Members.

     2.8 Thereafter, on March 17, 1997 Health Management disclosed that it would restate its financial statements for the first and second quarters of its 1997 fiscal year to correct certain errors relating to cost of goods sold, which was understated by about $1.8 million and $800,000 respectively, and that it would take a charge of about $13 million in its third fiscal quarter, including of a writeoff of approximately $2.8 million of good will and a writedown of about $10 million in accounts receivable. Health Management also disclosed that is would report substantial operating losses for the third fiscal quarter and the first nine months of fiscal 1997. Upon this disclosure, Transworld informed Plaintiffs' Settlement Counsel that, because of this material change in circumstance, Transworld


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would withdraw from the proposed merger with Health Management unless the
Amended Stipulation were revised and its merger agreement with Health Management were renegotiated. Such withdrawal would cause the Merger Effective Date never to occur and thus the consideration payable under the Amended Stipulation would not be paid. Thereafter, Health Management disclosed that it would seek bankruptcy protection unless the merger agreement with Transworld were renegotiated.

        2.9 During the subsequent period, Plaintiffs' Settlement Counsel conducted further negotiations with counsel for Settling Defendant and Transworld relating to the settlement of the claims against Health Management.

        2.10 On or about March 25, 1997 an agreement in principle was reached to settle the Released Claims as against the Settling Defendant for the total amount in cash of $4.55 million, of which $3.2 million was contingent solely upon the Court's final approval of the Restated Stipulation, and $1.35 million would be paid at the time of any merger between Health Management and Transworld.

        2.11 On March 27, 1997, Health Management announced that it had renegotiated the merger agreement with Transworld, and that one condition of said merger was the final approval by the Court of this Restated Stipulation.




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                3.      The Settlement Fund and Rights
                        With Respect Thereto
                        -------------------------------

        3.1 Subject to the provisions of this Restated Stipulation, Transworld will transmit to the Escrow Agent $3.2 million within five (5) business days after the execution of this Restated Stipulation by Settling Parties. Thereafter, if a merger between Health Management and Transworld or a subsidiary of Transworld occurs, Health Management or Transworld will transmit to the Escrow Agent the sum of $1.35 million within five (5) business days after the Merger Effective Date.

        3.2 In the event that all or part of the Settlement Fund is not transmitted to the Escrow Agent when due (i.e. within five (5) business days after the execution of the Restated Stipulation or within five (5) business days after the Merger Effective Date), interest on said unpaid amount shall begin to accrue for the benefit of plaintiffs and the Class at the rate of 10 percent per annum until paid. In the event that said amounts remain unpaid after 10 days notice and opportunity to cure plaintiffs may, at their option, either terminate this Restated Stipulation, or commence proceedings before the Court to enforce the terms hereof.

                4.      Administration of The Settlement Fund

        A.      The Escrow Agent

        4.1 The Escrow Agent shall invest the Settlement Fund in instruments backed by the full faith and credit of the United States Government or fully insured by the United States

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Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at the current market rates. All interest received shall become part of the Settlement Fund.

        4.2 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Restated Stipulation, or by an Order of the Court.

        4.3 Subject to such further order and direction by the Court as may be necessary, the Escrow Agent is authorized to execute such transactions on behalf of the Settlement Class Members as are consistent with the terms of the Restated Stipulation.

        4.4 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Restated Stipulation and/or further order(s) of the Court.

        4.5 Upon payment of the Settlement Fund or any portion thereof to the Escrow Agent, and preliminary approval of the Restated Stipulation, the Escrow Agent may transfer from the Settlement Fund into a Notice and Administration Fund, the sum of up to $50,000 to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, locating Settlement Class members, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to the Members of the


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Settlement Class, processing Proofs of Claim and Release and paying escrow fees and costs, if any.

        4.6 On the Effective Date, any balance (including interest) then remaining in the Notice and Administration Fund, less expenses incurred but not yet paid, shall be transferred by the Escrow Agent to, and deposited and credited as part of, the Settlement Fund to be applied as set forth in Paragraph
8.2 below. Thereafter, Plaintiffs' Settlement Counsel shall have the right to use such portions of the Settlement Fund as are, in their exercise of reasonable judgment, necessary to carry out the purposes set forth in Paragraph 4.5.

        B.      Taxes

        4.7     (a)     The Settling Parties, Transworld, and the Escrow Agent
agree to treat the Settlement Fund as being at all times a "qualified settlement fund" within the meaning of Treas. Reg. Section 1.468B-1. In addition, the Escrow Agent and, as required, the Settling Defendant and/or Transworld shall jointly and timely make the "relation-back election" (as defined in Treas. Reg. Section 1.468B-1) back to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare, and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.


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        (b)     For the purposes of Section 468B of the Internal Revenue Code of 1986, and Treas. Reg. Section 1.468B-2(k)(3), the "administrator" shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. Section 1.468B-2(l)). Such returns (as well as the election described in Paragraph 4.7(a)) shall be consistent with this Paragraph 4.7 and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in Paragraph 4.7(c) hereof.

        (c) All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, ("Taxes") and (ii) expenses and costs incurred in connection with the operation and implementation of this Paragraph 4.7 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this Paragraph 4.7) ("Tax Expenses"), shall be paid out of the Settlement
Fund; in all events the Settling Defendant and Transworld shall not have any liability or responsibility for the Taxes, the Tax Expenses, or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority. The Escrow Agent shall indemnify and hold the Settling Defendant and Transworld harmless


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for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and the Tax Expenses shall be treated as, and considered to be, a cost of administration of the settlement and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court, and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts (as well as any amounts that may be required to be withheld under Treas. Reg.
Section 1.468B-2(l)(2)); the Settling Defendant and Transworld are not responsible and shall have no liability therefor, or for any reporting requirements that may relate thereto. The Settling Parties and Transworld agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this Paragraph 4.7.

        C.      Termination

        4.8 In the event that the Restated Stipulation is not approved, or is terminated, cancelled, or fails to become effective for any reason, or the Effective Date does not occur, the Settlement Fund (including accrued interest), less expenses not to exceed $100,000 actually incurred or due and owing in connection with the settlement provided for herein, shall be returned to Transworld within five (5) business days.


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                5.      Additional Settlement Consideration

        5.1 The Settling Defendant agrees to (i) maintain in the normal course of business all relevant documents during the pendency of this litigation and to produce same to Plaintiffs' Settlement Counsel upon request and (ii) to be otherwise subject to discovery by plaintiffs under the Federal Rules of Civil Procedure as if it were still a party to the litigation.

        5.2. The Settling Defendant shall undertake reasonable efforts to voluntarily make its employees, directors and others subject to its control (other than any of the Non-Settling Defendants) available at reasonable times and places for interviews with Plaintiffs' Settlement Counsel and will continue to be reasonably available to Plaintiffs' Settlement Counsel on an ongoing basis throughout the pendency of this litigation.

        5.3 The Settling Defendant agrees to undertake reasonable efforts to have its employees, directors and others under its control (other than any of the Non-Settling Defendants) voluntarily appear at the trial of this action if requested by Plaintiffs' Settlement Counsel at the sole cost and expense of the Settling Defendant.

        5.4 The Settling Defendant agrees to undertake reasonable efforts to make its directors, employees and others under its control (other than any of the Non-Settling Defendants) voluntarily available for depositions at the request of Plaintiffs' Settlement Counsel who shall bear the costs and expenses of the same exclusive of any legal fees and expenses.

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        5.5     The Settling Defendant's failure to (1) deliver any portion of the Settlement Fund when due or (2) prior to the Effective Date provide the Additional Settlement Consideration as set forth above in this paragraph 5 shall be, after 10 days written notice and an opportunity to cure, deemed a material breach of this agreement and grounds for its termination by plaintiffs. In the event of any such material breach and failure to cure any judgment entered in favor of the Settling Defendant shall, at the option of Plaintiffs' Settlement counsel, be vacated, and at the option of Plaintiffs' Settlement Counsel, this agreement shall be terminated in accordance with paragraph 10.5. If the Settling Defendant fails to continue to provide the Additional Settlement Consideration after the Effective Date, after 10 days written notice and an opportunity to cure, it shall be deemed a breach of this agreement. This Court shall retain jurisdiction over the Settling Defendant with respect to any action plaintiffs may commence for monetary or equitable relief.

                6.      Notice Order and Settlement Hearing

        6.1 Promptly after execution of the Restated Stipulation, but in no event later than fifteen (15) days after the Restated Stipulation is signed (unless such time is extended by the written agreement of Plaintiffs' Settlement Counsel and counsel for the Settling Defendant), the Settling Parties shall submit the Restated Stipulation, together with its Exhibits to the Court and shall jointly apply for entry of an order (the "Notice Order"), substantially in the form of Exhibit "A" hereto,


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


requesting the preliminary approval of the settlement set forth in the Restated Stipulation, and approval for the mailing and publication of a Restated Notice of Partial Settlement of Class Action which shall include the general terms of the settlement set forth in the Restated Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application (as defined in paragraph 9.1) and the date of the Settlement Hearing (as defined below in paragraph 6.2).

        6.2 The Settling Parties shall request that, after notice is given, the Court hold a Hearing (the "Settlement Hearing") to consider whether to grant final approval to the settlement set forth in the Restated Stipulation.
At or after the Settlement Hearing, Representative Plaintiffs' counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

        6.3 The Notice Order shall specifically include provisions that, among other things, will:

                (a) Certify the Settlement Class solely for purposes of this settlement;

                (b) Preliminarily approve the Restated Stipulation and the settlement set forth herein as being fair, reasonable and adequate;

                (c) Approve the form of Restated Notice of Restated Partial Settlement of Class Action (the "Notice") (substantially in the form of Exhibit "A-1" hereto) for mailing to members of the Settlement Class and the form of summary notice ("Summary


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
Notice") (substantially in the form of Exhibit "A-2" hereto) for publication;

        (d) Direct Plaintiffs' Settlement Counsel to mail or cause to be mailed by first class mail the Notice to those Persons in the Settlement Class who can be identified through reasonable effort, on or before the date to be specified in the Notice Order;

        (e) Direct Plaintiffs' Settlement Counsel to cause the Summary Notice to be published once in the national edition of The New York Times;

        (f) Request that nominees who purchased Health Management common stock during the Settlement Class Period either (i) send the Notice to all beneficial owners of such Stock within ten (10) days after receipt of the Notice or (ii) send a list of the names and addresses of such beneficial owners to Plaintiffs' Settlement Counsel within ten (10) days of receipt of the Notice and, in the event of the latter, direct Plaintiffs' Settlement Counsel to send the Notice to all beneficial owners identified by the nominee within ten (10) days after receipt of the list from the nominee;

        (g) Provide that Settlemen Class Members who wish to participate in the settlement provided for in this Restated Stipulation shall complete and file a Proof of Claim and Release form pursuant to the instructions contained therein if they have not already done so;


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        (h)     Find that the notice given pursuant to subparagraphs (d)
through (f), above, constitutes the best notice practicable under the circumstances, including individual notice to all Persons in the Class who can be identified upon reasonable effort, and constitutes valid, due and sufficient notice to all Persons in the Settlement Class, complying fully with the requirements of Rule 23 of the Federal Rules of Civil Procedure, the Constitution of the United States, and any other applicable law;

        (i) Schedule and hold the Settlement Hearing to consider and determine whether (i) the proposed settlement of the litigation against the Settling Defendant as contained in the Restated Stipulation should be approved as fair, reasonable and adequate; and (ii) the Judgment approving the settlement, including the bar order, should be entered;

        (j) Provide that at or after the Settlement Hearing, the Court shall determine whether the proposed Plan of Allocation should be approved;

        (k) Provide that at or after the Settlement Hearing the Court shall determine and enter an order regarding whether and in what amount attorneys' fees and reimbursement of expenses should be awarded to the Representative Plaintiffs' counsel;

        (l) Provide that pending final determination of whether the settlement contained in the Restated Stipulation should be approved, neither the Representative Plaintiffs, nor any Settlement Class Member, either directly, representatively,

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




or in any other capacity shall commence or prosecute any action or proceeding in any court or tribunal asserting any of the Released Claims against the Released Person;

                (m) Provide that any objections to (i) the proposed settlement contained in the Restated Stipulation; (ii) entry of the Judgment approving the settlement, including the bar order; (iii) the proposed Plan of Allocation; and (iv) the Representative Plaintiffs' Counsel's Fee and Expense Application, shall be heard and any papers submitted in support of said objections shall be received and considered by the Court at the Settlement Hearing only if, on or before a date to be specified in the Notice Order, Persons making objections shall file and serve on all parties notice of their intention to appear (which shall set forth each objection and the basis therefor) and copies of any papers in support of their position as set forth in the Notice Order;

                (n) Provide that the Settlement Hearing may, from time to time and without further notice to the Settlement Class, be continued or adjourned by Order of the Court.

                7.      Releases

        7.1 Upon the Effective Date, the Representative Plaintiffs shall and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Person, whether or not such


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


Settlement Class Member executes and delivers the Proof of Claim and Release.

        7.2 Upon the Effective Date, the Released Person shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Representative Plaintiffs, the Settlement Class Members, and counsel to the Representative Plaintiffs from all claims, arising out of, relating to, or in connection with the institution, prosecution, assertion or resolution of the litigation or the Released Claims.

        7.3 Only those Settlement Class Members filing valid and timely Proofs of Claim and Release shall be entitled to participate in the settlement and receive any distributions from the Settlement Fund. The Proofs of Claim and Release to be executed by the Settlement Class Members shall release all Released Claims against the Released Person. All members of the Settlement Class shall be bound by the releases set forth therein whether or not they submit a valid and timely Proof of Claim and Release.

                8.      Administration And Calculation Of Claims,
                        Final Awards And Supervision And Distribution Of Settlement Fund
                        ---------------------------------------------

        8.1 Plaintiffs' Settlement Counsel, or their authorized agents, acting on behalf of the Settlement Class, and subject to the supervision, direction and approval of the Court, shall administer and calculate the claims submitted by Settlement Class Members and shall oversee distribution of that portion of the

Settlement Fund that is finally awarded by the Court to the Settlement Class Members.

        8.2     The Settlement Fund shall be applied as follows:

                (i) To pay all unpaid costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class including: locating Settlement Class members, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to the Settlement Class, processing Proofs of Claim and Release, and paying escrow fees and costs, if any;

                (ii)    To pay Taxes and Tax Expenses;

                (iii) To pay counsel to Representative Plaintiffs' attorneys' fees, expenses and costs, with interest thereon, if and to the extent allowed by the Court; and

                (iv) To distribute the balance of the Settlement Fund (the "Net Settlement Fund") to Authorized Claimants as allowed by the Restated Stipulation, the Plan of Allocation or the Court.

        8.3 After the Effective Date and subject to such further approval and further order(s) of the Court as may be required, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

                (a) Each person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a separate completed Proof of Claim and Release, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

                (b) Except as otherwise ordered by the Court, all Settlement Class Members who fail to timely submit a valid Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or who have not already done so, shall be forever barred from receiving any payments of money pursuant to the Restated Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Restated Stipulation, the settlement and releases contained herein, and the Judgment.

                (c) The Net Settlement Fund shall be distributed to the Authorized Claimants in accordance with and subject to the Plan of Allocation to be described in the Notice mailed to Settlement Class Members. The proposed Plan of Allocation shall not be a part of the Amended Stipulation.

        8.4 The Settling Defendant and Transworld shall not have any responsibility for, interest in, or liability whatsoever with respect to the investment or distribution of the Settlement Fund, the Plan of Allocation, the determination, administration of taxes, or any losses incurred in connection therewith. No Person shall have any claim of any kind against the Settling Defendant, Transworld or their counsel with respect to the matters set forth in this paragraph; and the Settlement Class Members and Plaintiffs' Settlement Counsel release the Settling Defendant and Transworld from any and all liability and claims arising from or with respect to the investment or distribution of the Settlement Fund.

        8.5 No Person shall have any claim against Plaintiffs' Settlement Counsel, the Claims Administrator, or any other agent designated by Plaintiffs' Settlement Counsel or the Settling Defendant or its counsel, based on the distributions made substantially in accordance with the Restated Stipulation and the settlement contained herein, the Plan of Allocation or further orders of the Court.

        8.6 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund, including, without limitation, any adjustments to an Authorized Claimant's claim set forth therein is not a part of the Restated Stipulation and is to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Restated Stipulation, and any order or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel the Restated Stipulation or affect the finality of the Court's Judgment approving the Amended Stipulation and the settlement set forth herein, or any other orders entered pursuant to the Restated Stipulation.

                9.      Representative Plaintiffs' Counsel's
                        Attorneys' Fees And Reimbursement Of Expenses

        9.1 The Representative Plaintiffs or their counsel may submit an application or applications (the "Fee and Expense Application") for distributions to them from the Settlement Fund for: (i) an award of attorneys' fees in an amount up to 33-1/3 percent of the Settlement Fund; plus (ii) reimbursement of all expenses and costs, including the fees of any experts or consultants incurred in connection with prosecuting the Litigation, plus interest on such attorneys' fees, costs and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid), as may be awarded by the Court.

        9.2 The attorneys' fees, expenses and costs, including the fees of experts and consultants, as awarded by the Court (the "Fee and Expense Award"), shall be transferred to Plaintiffs' Settlement Counsel from the Settlement Fund, within three (3) business days after the later of (i) the Effective Date or (ii) the date on which the Order awarding such fees and expenses becomes final, and no longer subject to appeal, or as otherwise ordered by the Court. Plaintiffs' Settlement Counsel shall thereafter allocate the Fee and Expense Award amongst Representative Plaintiffs' Counsel in a manner in which Plaintiffs' Settlement Counsel in good faith believe reflects the contributions of such counsel to the prosecution and settlement of the Litigation.

        9.3 The Settling Defendant shall have no responsibility for, and no liability whatsoever with respect to, the allocation among Plaintiffs' Settlement Counsel, and any other Person who may assert some claim thereto, of any Fee and Expense Awards that the Court may make in this litigation.

        9.4 The procedure for and the allowance or disallowance by the Court of any applications by any of the counsel to the

Representative Plaintiffs for attorneys' fees, costs and expenses, including the fees of experts and consultants, to be paid out of the Settlement Fund, are not part of the settlement set forth in the Restated Stipulation, and are to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Restated Stipulation, and any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto, shall not operate to terminate or cancel the Restated Stipulation, or affect or delay the finality of the Judgment approving the Restated Stipulation and the partial settlement of the Litigation set forth herein.

                10. Conditions of Settlement, Effect Of Disapproval, Cancellation Or Termination

        10.1 The Effective Date of the Restated Stipulation shall be conditioned on the occurrence of all of the following events;

                (i) Transworld shall have timely transferred the sum of $3,200,000 of the Settlement Fund to the Escrow Agent;

                (ii) The Settling Defendant shall not be in breach of any of its obligations set forth in Section 5 of this Agreement;

                (iii)    The Court has entered the Notice Order, as required by
Section 6 of this Agreement;

                (iv) The Court has entered the Judgment, or a judgment, including a bar order, substantially in the form of Exhibit "B"; and

                (v)     The Judgment has become Final.

        10.2 Upon the occurrence of all of the events referenced in paragraph 10.1 above, any and all remaining interest or right of the Settling Defendant and Transworld to the Settlement Fund to the extent it has been paid shall be absolutely and forever extinguished, and Settling Defendant and Transworld shall have no right to repayment of any part of the Settlement Fund even if no merger between Health Management and Transworld occurs. The occurrence of the Effective Date and the fact that the Judgment has become final will not in any way diminish Transworld's obligation to make an additional payment to the Escrow Agent of $1,350,000 upon the occurrence of the Merger Effective Date, and such obligation shall survive the entry of such Judgment.

        10.3 Neither a modification nor reversal on appeal of any Plan of Allocation or of any amount of attorneys' fees, costs, expenses and interest awarded by the Court to any of the Representative Plaintiffs' counsel shall constitute grounds for cancellation and termination of the Restated Stipulation.

        10.4 If all of the conditions specified in paragraph 10.1 are not met, then the Restated Stipulation may be terminated by Plaintiffs unless Plaintiffs' Settlement Counsel, Settling Defendant's Counsel and Transworld mutually agree in writing to proceed with the Restated Stipulation. If the Judgment does not become Final, then the Restated Stipulation may be terminated by the Settling Defendant or Transworld.

        10.5 Unless otherwise ordered by the Court, in the event the Restated Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within five (5) business days after written notification of such event is sent by Settling Defendant's Counsel or Plaintiffs' Settlement Counsel or Transworld to the Escrow Agent, the Settlement Fund, less up to $100,000 of expenses and costs which have either been incurred or disbursed pursuant to Section 4.5 hereto, and less any Taxes or Tax Expenses incurred or paid pursuant to Section 4.7 hereto, shall be refunded by the Escrow Agent pursuant to written instructions from Transworld or its counsel. In such event Transworld shall be entitled to any tax refund owing to the Settlement Fund. At the request of Transworld or its counsel, the Escrow Agent or its designee shall apply for any such refund and pay the proceeds to Transworld, less the cost of obtaining the tax refund.

        10.6 In the event that the Restated Stipulation is not approved by the Court or the settlement set forth in the Restated Stipulation is terminated or fails to become effective in accordance with its terms, then upon payment of the Settlement Fund to Transworld the Settling Parties shall be restored to their respective positions in the litigation as of the date of this Agreement. In such event, the terms and provisions of the Restated Stipulation, shall have no further force and effect with respect to the Settling Parties and shall not be used in this litigation or in any other proceeding for any purpose, and any Judgment or Order entered by the Court in accordance with the terms of the Restated Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys' fees, costs, expenses and interest awarded by the Court to the Representative Plaintiffs or any of their counsel shall constitute grounds for cancellation or termination of the Restated Stipulation.

        10.7 If the Effective Date does not occur, or if the Restated Stipulation is terminated pursuant to its terms, neither the Representative Plaintiffs nor any of their counsel shall have any obligation to repay any amounts actually and properly disbursed. In addition, any expenses already incurred and properly chargeable pursuant to Sections 4.5 and 4.7 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Restated Stipulation prior to the balance being refunded in accordance with Section 10.5 above. Notwithstanding anything to the contrary in this Section 10.7, the aggregate amount disbursed or paid from the Settlement Fund prior to the Effective Date or any termination of the Restated Stipulation shall in no event exceed $100,000 of expenses and costs plus Taxes and Tax expenses paid pursuant to Section 4.7 hereof.

        10.8 If a case is commenced in respect to Transworld or the Settling Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, to be a preference, voidable transfer, fraudulent conveyance or similar transaction, then upon payment of the Settlement Fund to Transworld the releases given and Judgment entered in favor of the Settling Defendant pursuant to this Restricted Stipulation shall be null and void.

                11.     Miscellaneous Provisions

        11.1 The Settling Parties (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of the Restated Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Restated Stipulation.

        11.2 Transworld will warrant that, at the time of the payment of the Settlement Fund provided for herein is made, Transworld is not insolvent and that the payment will not render it insolvent.

        11.3 The Settling Defendant agrees that the amount of the Settlement Fund, as well as the other terms of the settlement provided for herein reflect a good faith settlement of Representative Plaintiffs' and the Settlement Class' claims, reached voluntarily after consultation with experienced legal counsel. Neither the Restated Stipulation nor the settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Restated Stipulation or the settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Released Person, or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any Released Person in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. The Released Person may file the Restated Stipulation and/or the Judgment from this action in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any theory of claim preclusion or issue preclusion or similar defense or counterclaim.

        11.4 All of the Exhibits to the Restated Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

        11.5 The Restated Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their successors-in-interest and consented to in writing by Transworld.

        11.6 The Restated Stipulation and the Exhibits attached hereto constitute the entire agreement among the Settling Parties hereto and Transworld and no representations, warranties or inducements have been made to any party concerning the Restated Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.

        11.7 Plaintiffs' Settlement Counsel, on behalf of the Settlement Class, are expressly authorized by the Representative Plaintiffs to take all appropriate action required or permitted to be taken by the Settlement Class pursuant to the Restated Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Restated Stipulation on behalf of the Settlement Class which they deem appropriate.

        11.8 Each counsel or other Person executing the Restated Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such person has the full authority to do so.

        11.9 The Restated Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the parties to the Restated Stipulation shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the Court.

        11.10 The Restated Stipulation shall be binding upon, any entity which acquires ownership or control of more than 51 percent of the outstanding stock of Health Management by any means, including but not limited to Transworld and inure to the benefit of, the successors and assigns of the Settling Parties hereto and Transworld.

     11.11 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Restated Stipulation, and the Settling Parties and Transworld submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Amended Stipulation.

     11.12 The Restated Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of New York, and the rights and obligations of the parties to the Restated Stipulation shall be construed and enforced in accordance with the laws of the State of New York without giving effect to that State's choice of law principles.

        IN WITNESS WHEREOF, the Settling Parties hereto have caused the Restated Stipulation to be executed, by their duly authorized attorneys, as of the date first written above.

Dated: 4/23/97

                                            KAPLAN, KILSHEIMER & FOX LLP


                                            By: Frederic S. Fox
                                               ---------------------------------
                                                 Frederic S. Fox (FF-9102)

                                            685 Third Avenue
                                            New York, NY  10017
                                            (212) 687-1980


                                            ZWERLING, SCHACHTER & ZWERLING, LLP


                                            By: Jeffrey C. Zwerling (by BF)
                                               ---------------------------------
                                                Jeffrey C. Zwerling (JZ 7924)

                                            767 Third Avenue

                                        New York, NY  10017
                                        (212) 223-3900

                                        Plaintiffs' Settlement Counsel

                                        McDERMOTT, WILL & EMERY


                                        By: John D. Lovi
                                           ----------------------------------
                                            John D. Lovi (JL-5928)
                                        50 Rockefeller Plaza
                                        New York, NY  10020
                                        (212) 547-5400

                                        Attorneys for Defendant
                                        Health Management, Inc.


                Transworld hereby agrees as follows:

                1. On or before the fifth business day following execution of this Restated Stipulation by the Settlement Parties and Transworld, Transworld will transmit $3.2 million to the Escrow Agent, such amount to be held and delivered by the Escrow Agent in accordance with the terms of the above Restated Stipulation.

                2. If (and only if) a merger between Health Management and Transworld or a subsidiary of Transworld occurs, Health Management or Transworld will transmit $1.35 million to the Escrow Agent within five business days following the Merger Effective Date, such amount to be held and released by the Escrow Agent in accordance with the terms of the above Restated Stipulation.

                3. Transworld warrants and hereby represents that it is not insolvent and that the payments it has agreed to make pursuant to paragraphs 1 and 2 above will not render it insolvent.

                4. For the purposes of enforcing its obligations pursuant to paragraph 1 and 2 above, Transworld submits to the jurisdiction of the United States District Court for the Eastern District of New York.

                Solely for the purpose of acknowledging its obligations under the preceding four paragraphs, Transworld has caused this Restated Stipulation to be executed, by its duly authorized attorneys, as of the date first above written.

                                        PROSKAUER ROSE GOETZ & MENDELSOHN LLP





                                        By: /s/ Thomas Moore
                                            --------------------------------
                                            Thomas Moore (TM-1815)
                                        1585 Broadway
                                        New York, NY  10036
                                        (212) 969-3000

                                            Attorneys for Transworld Home
                                            Healthcare, Inc.